CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$110,000,000	$12,782.00

PROSPECTUS Dated November 21, 2014	Pricing Supplement Number: 6763 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated November 21, 2014	Dated January 29, 2015 Registration Statement: No. 333-200440

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Ranking:	Senior
Trade Date:	January 29, 2015
Settlement Date:	February 2, 2015
Maturity Date:	July 5, 2016
Principal Amount:	US $110,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.125%
All-in Price:	99.875%
Accrued Interest:	US $29,009.75
Net Proceeds to Issuer:	US $109,891,509.75
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.20%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly

Filed Pursuant to Rule 424(b)(2)
Dated January 29, 2015
Registration Statement No. 333-200440

Interest Payment Dates:	Quarterly on the 5th day of each January, April, July and October, commencing April 5, 2015 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Call Dates (if any):	None
Put Dates (if any):	None
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter
CUSIP:	36967FAC5
ISIN:	US36967FAC59

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
RBC Capital Markets, LLC	$110,000,000
Total	$110,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issues of US $160,000,000 and US$425,000,000 aggregate principal amount of Senior Unsecured Floating Rate Notes due July 5, 2016 as described in the Issuer’s pricing supplement number 6703 dated January 7, 2015 and the Issuer’s pricing supplement number 6763 dated January 26, 2015, respectively.

Filed Pursuant to Rule 424(b)(2)
Dated January 29, 2015
Registration Statement No. 333-200440

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 21, 2014, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 21, 2014.